6.7
                     Amendment to the Employment Agreement,
                     dated February 28, 1997, by and between
                     Legacy Brands, Inc. and Thomas E. Kees

                        Amendment to Employment Agreement

     This Amendment made effective this ___ day of February, 1997, by and among Thomas E. Kees (the "Employee") and Legacy Brands, Inc. (the "Employer"), amending that certain Employment Agreement dated October 30, 1996. Terms used herein not otherwise defined shall have the meaning ascribed to them in the Employment Agreement.

                                    RECITALS

     This Amendment is being entered into in connection with a revision to the Employment Agreement.

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1

     Section 1.1 of the Employment Agreement is hereby amended to read as follows:

     The Employer hereby Employs the Employee and the Employee hereby accepts employment as Chairman, Preisdent and CEO of the Employer for a period of three
(3) years (the "Term") beginning on September 1, 1996 and which will automatically be extended on the third anniversary date hereof, for an additional twelve month period, unless canceled by either party as described herein. Prior to the execution of this Agreement, and since September 1, 1995, Mr. Kees was at-will employee of the Employer.

     Section 2

     The dates referred to in Section 4.1 of the Employment Agreement are hereby amended to read:

                        For the
                        Period
                        1996-1997
                        1997-1998
                        1998-1999

     Section 3

     The first sentence in Section 4.6 is amended to read as follows:

                    The Employee is entitled to receive annually, but based on a quarterly calculation, a certificate of vesting from the Employer evidencing the completion of twelve months of service to the Employer calculated from September 1, 1995, in the form attached hereto as Exhibit A, which the Employee shall deliver to the Pledge Holder, as provided in the Stock Pledge Agreement, along with certain other documents pursuant to the terms of the Restricted Stock Purchase Agreement in order to transfer, assign, or convey the Shares purchased under the Restricted Stock Purchase Agreement.

     Section 4

     Warranties and Representations

          The Employer and the Employee warrant and represent that each of them has the requisite power and authority to enter into this Amendment, and the Employer represents that all of the corporate action necessary for the execution of this Amendment has been taken.

     Section 5

     Miscellaneous

     5.1 This Amendment shall be governed by the laws of the State of California.

     5.2 This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

EMPLOYER                                       EMPLOYEE

Legacy Brands, Inc.                            Thomas E. Kees

By:
       ---------------------                   ----------------------
                                               Thomas E. Kees
Title: _____________________

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